THE SOLOMON-PAGE GROUP LTD. AGREES TO REVISED
                  MANAGEMENT BUYOUT AT $5.25 PER SHARE IN CASH

New York,  NY -- June 28, 2000 -- The  Solomon-Page  Group,  Ltd.  (Nasdaq Stock
Market: SOLP) announced today that it has entered into an amended and restated agreement under which a management group consisting of the three principal executive officers of Solomon-Page, Lloyd Solomon, Scott Page and Herbert Solomon, is to acquire all of the outstanding publicly held shares of Common Stock of Solomon-Page at a price of $5.25 per share.

Previously, Solomon-Page had announced its entry into a similar agreement under which the price to have been paid for the publicly held shares of Common Stock was to be $4.25 per share. Following the announcement of the original merger agreement, a stockholder of Solomon-Page, on behalf of a purported class of Solomon-Page's stockholders, initiated litigation against Solomon- Page and its directors in the Court of Chancery of the State of Delaware. The plaintiff in the litigation sought, among other things, to enjoin the Solomon-Page directors from proceeding with the previously announced merger agreement. In light of additional financial data that became available to the Special Committee of the Board of Directors subsequent to the execution of the original agreement, the Special Committee consulted with its financial advisor and requested that negotiations be reopened in respect of the $4.25 merger consideration. After negotiations between the management group and the Special Committee, the management group agreed to increase to $5.25 per share the price to be paid for the publicly held shares.

The revised transaction, which is structured as a one-step cash merger, was approved by Solomon-Page's Board of Directors (whose members include the management group), acting upon the unanimous recommendation of a Special Committee of the Board comprising two independent, unaffiliated directors. In reaching its decision, the Special Committee was advised by its financial advisor, Legg Mason Wood Walker, Incorporated, which rendered a written opinion that the increased merger consideration is fair from a financial point of view to the holders of common stock (other than the members of the management group). As set forth more fully in the merger agreement, the Special Committee is able to receive inquiries from any other parties interested in a possible acquisition of Solomon-Page.

It is expected that the proposed merger will be voted upon by Solomon-Page's stockholders at a meeting of stockholders expected to be held in the third or fourth quarter of the calendar year 2000. Under the amended and restated agreement, the merger requires approval both by the holders of 66 2/3% of the outstanding Common Stock and by the holders of a majority of the outstanding Common Stock not owned by the management group. In addition, completion of the merger is subject to the receipt by the management group of financing to consummate the transaction and other customary conditions. The management group has received a commitment letter to provide all of the funds necessary to complete the proposed merger.

Based upon the increase in the merger consideration and the requirement that the merger be conditioned on the approval of the holders of a majority of the outstanding Common Stock not



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owned by the management  group,  the parties to the stockholder  litigation have reached an agreement in principle to settle such litigation. Solomon-Page and its directors have vigorously denied any wrongdoing or liability in connection with the allegations made in the litigation and have entered into the agreement in principle solely to eliminate the distraction, burden and expense of further litigation. Final settlement of the litigation is conditioned upon, among other
things,   the  consummation  of  the  merger,  the  completion  of  confirmatory discovery, the execution of a stipulation of settlement and court approval.

Solomon-Page is a specialty niche provider of staffing services organized into two primary operating divisions: temporary staffing/consulting and executive search/full-time contingency recruitment. The temporary staffing/consulting division provides services to companies seeking personnel in the information technology, accounting, human resources and legal areas. The executive
search/full-time   contingency  recruitment  division  comprises  ten  lines  of business, including five industry (capital markets, publishing and new media, healthcare, fashion services and banking), and five functional (information technology, accounting, human resources, legal and administrative support).

This press release does not constitute "proxy solicitation material" within the meaning of Regulation 14A and Schedule 14A under the Securities Exchange Act of 1934, as amended.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, future action or inaction by the Board of Directors and stockholders and Solomon-Page and regulatory authorities with respect to the matters referred to in this press release. Although Solomon-Page believes that the assumptions contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Solomon-Page or any other person that the objectives and plans of Solomon-Page will be achieved.


Contact:                            Lloyd B. Solomon
                                    Chief Executive Officer
                                    Solomon-Page
                                    (212) 403-6100


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